WEINBERG & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-271858) of DFP Holdings Limited of our report dated May 12, 2023, relating to the consolidated financial statements of DFP Holdings Limited as of September 30, 2022, and for the period from December 8, 2021 (Inception) to September 30, 2022, (which report includes an explanatory paragraph as to the Company's ability to continue as a going concern). We also consent to the reference to our firm under the heading "Experts".

Weinberg & Company, P.A.

Los Angeles, California
September 6, 2023

1925 Century Park East, Suite 1120
Los Angeles, California 90067
Telephone: 310.601.2200
Fax: 310.601.2201
www.weinbergla.com